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                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Heritage Media Corporation:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Heritage Media Corporation of our report dated February 23, 1996 relating to the consolidated balance sheets of Heritage Media Corporation and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of Heritage Media Corporation.

                                                  /s/ KPMG Peat Marwick LLP

                                                  KPMG Peat Marwick LLP


Dallas, Texas
November 1, 1996